UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2020

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-5480	05-0315468
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

40 Westminster Street, Providence, Rhode Island   02903

(Address of principal executive offices)

Registrant’s telephone number, including area code: (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock – par value $0.125	TXT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On April 1, 2020, Textron Inc. (“Textron”) entered into a 364-Day Term Loan Credit Agreement (the "Term Loan Agreement") with JPMorgan Chase Bank, N.A., as administrative agent, Sumitomo Mitsui Banking Corporation, as syndication agent and Bank of America, N.A. and Citibank, N.A., as documentation agents, and other lenders in an aggregate principal amount of $500 million. On April 2, 2020, Textron borrowed the full amount available under the Term Loan Agreement. The Term Loan Agreement terminates on March 31, 2021 and the principal amount of outstanding loans thereunder plus accrued and unpaid interest and fees will be due and payable on that date. Amounts borrowed under the Term Loan Agreement may be prepaid, however any prepayment would be permanent.

Textron will have two options with respect to interest on syndicated borrowings under the Term Loan Agreement. The first option is for interest to be payable at a rate per annum equal to the Base Rate which is the greatest of (a) the Prime Rate, (b) the NYFRB Rate plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period, plus 1%, plus a margin (“Base Rate Margin”) which can range from 1.00% to 1.50% depending on Textron’s senior unsecured long-term debt ratings as determined by Standard & Poor's Ratings Services ("S&P") and Moody's Investor Service, Inc. ("Moody's").  Notwithstanding the foregoing, the Base Rate will be no less than 1.75%. Based on Textron's current S&P and Moody's ratings (BBB and Baa2, respectively) the Base Rate Margin would be 1.00%. Alternatively, Textron may opt to pay interest at a rate equal to the sum of the applicable Adjusted LIBO Rate, plus a margin (“Eurodollar Margin”) which can range from 2.00% to 2.50% depending upon Textron’s ratings. This Eurodollar Margin would currently be 2.00% and will be no less than 0.75%. Textron also will pay to the Lenders fees customary for loans of this type.

The Term Loan restricts the ability of Textron and its Finance group from incurring additional indebtedness by requiring that net cash proceeds received from the issuance of debt, except for certain permitted indebtedness, be applied to the prepayment of amounts outstanding under the Term Loan Agreement. Permitted indebtedness includes (i) the issuance of commercial paper, (ii) purchase money indebtedness or equipment financing incurred in the ordinary course of business, (iii) capital leases incurred in the ordinary course of business, (iv) obligations with respect to letters of credit entered into in the ordinary course of business, (v) guarantees of certain obligations of Textron subsidiaries, (vi) borrowings against corporate-owned life insurance policies, (vii) borrowings under Textron’s $1.0 billion revolving credit facility, (viii) intercompany borrowings, (ix) refinancing of Finance group debt which matures prior to the termination date of the Term Loan Agreement and (x) other indebtedness not to exceed an aggregate of $300 million.

The Term Loan Agreement contains covenants that, among other things:

●	provide that Textron may not consolidate with, merge with or into, or sell all or substantially all of its assets to any other entity unless such entity expressly assumes all of Textron’s obligations under the Term Loan Agreement;

●	restrict the ability of Textron and its manufacturing subsidiaries to incur liens, other than certain permitted liens, including liens securing indebtedness not in excess of the Pooled Basket Amount (equal to 3% of the consolidated total assets of Textron and its manufacturing subsidiaries);

●	restrict the ability of Textron’s manufacturing subsidiaries to incur certain indebtedness in excess of the Pooled Basket Amount;

●	require Textron to maintain the Finance Company Leverage Ratio (as such term is defined in the Term Loan Agreement) at no more than 9 to 1;

●	require the Consolidated Indebtedness (as such term is defined in the Term Loan Agreement) of Textron and its manufacturing subsidiaries not to exceed 65% of Consolidated Capitalization (also as defined in the Term Loan Agreement);

●	prohibit Textron or its subsidiaries from directly or indirectly repurchasing Textron common stock.

The Term Loan Agreement contains customary Events of Default (as defined in the Term Loan Agreement); in addition, a Change of Control (also as defined in the Term Loan Agreement) triggers an Event of Default under the Term Loan Agreement.  Upon the occurrence of an Event of Default, all loans outstanding under the Term Loan Agreement (including accrued interest and fees payable with respect thereto) may be declared immediately due and payable and all commitments under the Term Loan Agreement may be terminated.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Term Loan Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under "Item 1.01. Entry into a Material Definitive Agreement" is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

Textron has strengthened its cash position as disclosed herein in light of the global outbreak of the novel coronavirus, known as “COVID-19”, pandemic. Globally, the spread of COVID-19 has led to supply chain destabilizations, facility closures, workforce disruptions, reduced demand for many products and services, volatility in the capital markets and uncertainty in economic outlook, and its full impact has not yet been ascertained. The outbreak and preventative or protective actions that U.S. and foreign governments, corporations, individuals or we may take to contain the virus may result in a period of reduced operations and business disruption for us and our suppliers, subcontractors, customers and other third parties with which we do business. Many of Textron’s operations have already experienced various degrees of disruption due to the unprecedented conditions surrounding the pandemic, and the company expects that its financial results for the first quarter and remainder of 2020 will be impacted by these conditions and continued global economic uncertainty. Most of Textron’s U.S. business operations currently are excepted from various state and local shut-down orders and other restrictions on operations implemented as a result of COVID-19 because they are considered essential critical infrastructure businesses. However, shut-down orders and operating restrictions could change at any time in a manner and scope which impacts any of our businesses, suppliers, subcontractors or customers. Moreover, certain of our non-U.S. facilities have been--and currently are--subject to shut-down orders and operating restrictions and others may be impacted by these actions in the future. Further, all of our businesses are and may continue to be affected by various other COVID-19 related challenges, including remote working arrangements, adherence to social distancing guidelines, quarantines and other workforce and supply chain disruptions. We cannot reasonably estimate the length or severity of this pandemic, or the extent to which its impacts may materially and adversely affect Textron’s business, financial position, results of operations or liquidity. As a result, Textron is withdrawing the financial outlook for 2020 provided in its press release filed as Exhibit 99.1 to its Form 8-K filed on January 29, 2020. Further updates will be provided in Textron’s first quarter earnings announcement and conference call. In addition, consistent with the provisions of the Term Loan Agreement, Textron has suspended its share repurchase program at least until amounts borrowed thereunder have been repaid.

Supplemental Risk Factor

Textron is supplementing the risk factors set out under “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended January 4, 2020 filed on February 25, 2020 (the “Form 10-K”) with the additional risk factor set out below. The risk factor below should be read in conjunction with the other risk factors set out in the Form 10-K.

Our business could be materially and adversely impacted by the recent Coronavirus (“COVID-19”) outbreak or other similar outbreaks.

The recent outbreak of the COVID-19 pandemic, and any other outbreaks of contagious diseases or other adverse public health developments in countries where we operate or where our customers or suppliers are located, could have a material and adverse effect on our business, results of operations, financial condition and liquidity. The effects of COVID-19 have included and could continue to include disruptions in our supply chain, disruptions or restrictions on the ability of many of our employees to work effectively, including because of illness, quarantines, government actions, facility closures or other restrictions, as well as temporary closures of certain of our facilities, including manufacturing and service facilities, or the facilities of our customers or suppliers. In addition, in recent weeks the continued spread of COVID-19 has resulted in disruption and volatility in the global capital markets, adversely impacting access to capital. Any of these events are likely to negatively impact our operations. As a result, we may be unable to perform fully on our contracts and our costs may increase as a result of the COVID-19 outbreak. These cost increases may not be fully recoverable or adequately covered by insurance, negatively impacting our profitability. It is possible that the continued spread of COVID-19 could also further cause disruption in our supply chain; cause delay, or limit the ability of, the U.S. Government and other customers to perform, including in making timely payments to us; impact investment performance; and cause other unpredictable events. In addition, the outbreak of COVID-19 has resulted in a widespread health crisis that is adversely affecting the economies and financial markets of many countries, which could result in an economic downturn that may negatively affect demand for our products. The extent to which COVID-19 could impact our business, results of operations, financial condition and liquidity is highly uncertain and will depend on future developments. Such developments may include the geographic spread and duration of the virus, the severity of the disease and the actions that may be taken by various governmental authorities and other third parties in response to the outbreak.

Forward-looking Information

Certain statements in this Current Report are forward-looking statements which may project revenues or describe strategies, goals, outlook or other non-historical matters; these statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, those included in our Annual Report on Form 10-K for the year ended January 4, 2020, risks related to Textron’s cash position and risks related to the COVID-19 pandemic.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description

10.1	364-Day Term Loan Credit Agreement, dated as of April 1, 2020, among Textron, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent, Sumitomo Mitsui Banking Corporation, as syndication agent and Bank of America, N.A. and Citibank, N.A., as documentation agents.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

By:	/s/ Eric Salander
Eric Salander
Vice President—Investor Relations
and Treasurer

Date: April 1, 2020